                                                                     Exhibit 8.a


[KPMG Letterhead]

              303 East Wacker Drive              Telephone 312 665 1000
              Chicago, IL 60601-5212             Fax 312 665 6000




July 25, 2002


PRIVATE AND CONFIDENTIAL
The Board of Directors
Huffy Corporation
225 Byers Road
Miamisburg, Ohio 45342


Dear Board of Directors:

You have requested the opinion of KPMG LLP and KPMG LLP (Canada) (collectively, "KPMG") regarding certain United States and Canadian federal income tax consequences resulting from a plan of statutory merger pursuant to which Gen-X Sports Inc. ("Target"), a Delaware corporation, will merge (the "Merger") with and into HSGC, Inc. ("Merger Subsidiary"), a Delaware corporation that is directly and wholly owned by Huffy Corporation ("Parent"), an Ohio corporation.(1) Unless otherwise indicated, all section references in this opinion letter are to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated under the Code.

The opinions contained in this letter are based on the facts, assumptions, and representations (as provided in separate letters from Parent and Target) stated herein. Parent and Target have each represented to us that they have provided us with all facts and circumstances that they know or have reason to know are pertinent to this opinion letter. We have also relied upon certain documents submitted for our consideration including an Agreement and Plan of Merger dated June 5, 2002, as Amended, (the "Agreement"), among Parent, Merger Subsidiary, and Target. If any of these facts, assumptions, or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinion.

                                      FACTS
                                      -----

The Corporate Parties
---------------------

Parent, the common parent of an affiliated group of corporations filing a consolidated return for United States federal income tax purposes, is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio. Parent and its subsidiaries are engaged in the design, manufacture and sale of wheeled products and basketball backboards and accessories, and the assembly and repair of a variety of wheeled and other products and merchandising services to retail customers. Parent's articles of incorporation authorize the issuance of up to 60,000,000 shares

_______________________

(1) The Merger is conditioned upon Parent, through a Canadian subsidiary, also purchasing the stock of Gen-X Sports, Inc. ("Target Affiliate"), an Ontario corporation, in a separate but contemporaneous transaction, the tax consequences of which are not addressed in this opinion.

                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 2 of 12








of common stock ("Parent Common Stock"), US$1.00 par value per share, and 1,000,000 shares of preferred stock, US$1.00 par value per share. Parent had 10,461,965 shares of Parent Common Stock and zero shares of preferred stock issued and outstanding on June 30, 2002.

Merger Subsidiary is a newly organized corporation, validly existing, and in good standing under the laws of the state of Delaware. Merger Subsidiary was created by Parent solely for the purposes of effecting the Merger and is a wholly owned, first-tier subsidiary of Parent. Merger Subsidiary has not conducted and will not conduct any business during any period of its existence prior to the Effective Time (as defined in the Agreement) of the Merger.

Target is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Target designs, manufactures, markets and distributes various branded sporting goods products, including golf products, snowboards, various action sports equipment and skis, and is a purchaser and reseller of sporting goods and athletic footwear inventories. The authorized capital stock of Target consists of 50,000,000 shares of Common Stock, US$.0001 par value per share, 3,960,000 shares of Series A 7% Redeemable Preferred Stock, US$.0001 par value per share, 250,001 shares of Series B Junior Participating Preferred Stock, US$.0001 par value per share, and 6,000,000 shares of Series C Non-Voting Preferred Stock, US$.0001 par value per share. As of May 24, 2002, 5,369,029 shares of the Common Stock were outstanding, 2,970,000 shares of the Series A 7% Redeemable Preferred Stock were outstanding, 83,334 shares of the Series B Junior Participating Preferred Stock were outstanding, and 5,452,363 shares of the Series C Non-voting Preferred Stock were outstanding. There have been no issuances of shares of Target stock since May 24, 2002.

The Merger
----------

For what have been represented to KPMG to be valid corporate business reasons, the Boards of Directors of Parent and Target have determined that it would be in the best interests of Parent and Target and their respective shareholders to consummate the Merger. The Agreement provides that Target will merge with and into Merger Subsidiary pursuant to the applicable laws of the state of Delaware. In the Merger, Merger Subsidiary will be the surviving corporation and the separate corporate existence of Target will cease. Merger Subsidiary will succeed to and acquire all of the assets and will assume all of the liabilities of Target as of the Effective Time of the Merger.

Pursuant to and as a result of the Merger, holders of Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock (other than persons who properly demand and perfect their rights to dissent from the Merger) will be entitled to receive from Parent their allocable share of the Merger Consideration, as defined in the Agreement. The Agreement requires Parent to pay the following Merger Consideration on the Merger's closing date:

         (i) A number of shares of Parent Common Stock (the "STOCK CONSIDERATION") equal to 5,000,000 minus (A) the number of shares of Parent Common Stock issuable to holders

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 3 of 12








                  of Target Options(2) pursuant to the Agreement, and (B) the number of shares of Parent Common Stock issuable to holders of stock options of Target Affiliate(3), and (C) the aggregate number of shares of Parent Common Stock, rounded to the nearest whole number, that would be issuable to Target shareholders but for the application of the Agreement's Fractional Shares provision, and (D) the Holdback Shares (as defined in the Agreement), plus

         (ii) An amount of cash (the "CASH CONSIDERATION") equal to US$5,556,914 minus (A) any cash paid out to holders of Options as options spread value pursuant to the Agreement, and (B) the amount, if any, by which the total fees paid or payable by Target and/or Target Affiliate to Sheffield Merchant Banking Group exceeds US$1,000,000.

In addition to the above, Target Series A 7% Redeemable Preferred Stock (all of which is owned by a single shareholder, DMJ Financial, Inc., which is beneficially owned by James A. Salter and Kenneth Finkelstein) will be redeemed by Merger Subsidiary (as if the shares were still in existence) at the Effective Time of the Merger for an amount of cash equal to US$2,970,000.(4)

The term "Holdback Shares," as defined in the Agreement, means 838,710 shares of Parent Common Stock that Parent will retain from the Stock Consideration. The Holdback Shares will be eligible for distribution to the Target shareholders and Option holders on two release dates. The first release date is within five business days of the final determination of Target's Consolidated 2002 EBITDA (earnings before interest expense, taxes, depreciation and amortization) and the amount of the distribution depends upon the achievement of certain financial results.(5) The second release date is within five business days of the expiration of an Indemnity Period (as defined in the Agreement) and the amount of the distribution depends upon the amount, if any, due to Indemnified Parties (as defined in the Agreement), pursuant to an indemnification obligation of certain Target shareholders and Option holders.(6)


Parent will not issue any fractional shares of Parent Common Stock in the Merger. All shares of Parent Common Stock received by a holder of shares of Target Common Stock, Series B Junior

_____________________________

(2) The Agreement defines the term "Options" to mean all options, warrants and similar securities or rights enabling the holder thereof to purchase or acquire shares of any capital stock of either Target or Target Affiliate, including all Options issued pursuant to the Target Employee Stock Plan and the Target Non-Employee Stock Plan.

(3) It is our understanding that (i) the stock options of Target Affiliate are Options, (ii) all Options are issued by Target and each Option entitles the holder to acquire a stock unit comprising one share of Target Common Stock, one share of Target Series C Non-Voting Preferred Stock and one share of Target Affiliate Common Stock, and (iii) the reference to stock options of Target Affiliate refers to the portion of the Option entitling the holder to one share of Target Affiliate common stock.

(4) DMJ Financial, Inc. also owns a significant amount of the Target Common Stock and Series C Non-Voting Preferred Stock.

(5) The first release date could occur within the first six months after the closing date of the Merger and, in any event, will occur within one year of the closing date of the Merger.

(6)The Indemnity Period expires no earlier than the first anniversary of the closing date of the Merger.

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 4 of 12








Participating Preferred Stock and Series C Non-Voting Preferred Stock in connection with the Merger will be aggregated. If a holder of such shares of Target stock is entitled to receive a fractional share of Parent Common Stock as a result of such aggregation then, in lieu of the issuance of any such fractional shares, Parent will pay such shareholder a cash adjustment equal in value to any such fractional share.

Holders of shares of Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock that are issued and outstanding immediately prior to the Effective Time of the Merger and who properly demand and perfect their rights to dissent from the Merger will be entitled only to such rights as are granted by Section 262 of the Delaware General Corporate Law. In general, these rights entitle dissenting shareholders to receive cash equal to the fair value of their Target stock.


                                 REPRESENTATIONS
                                 ---------------

The following representations have been made in connection with the Merger:

         1. The Merger will be consummated in compliance with the corporate laws of a State of the United States and the material terms of the Agreement. None of the material terms and conditions therein has been waived or modified and neither Parent nor Merger Subsidiary has any plan or intention to waive or modify any such material term or condition.

         2.   There is a valid business purpose for the Merger.

         3. With respect to the separate, but concurrent, acquisition of Target Affiliate, the cash consideration to be paid for all the issued and outstanding stock (common and preferred) of Target Affiliate will be approximately equal to the fair market value of Target Affiliate.

         4. The fair market value of the Parent Common Stock and other consideration to be paid to the Target shareholders and Option holders in connection with the Merger will be approximately equal to the fair market value of the Target stock and Options outstanding immediately before the Merger. No amount of such stock or other consideration will be disguised consideration for the acquisition of Target Affiliate, and no amount of cash consideration paid for the stock of Target Affiliate will be disguised consideration for the acquisition of Target stock or Options.

         5. The fair market value of the Parent Common Stock and other consideration received by each Target shareholder in the Merger will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor. Target stock, for purposes of this representation, means only Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock.

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 5 of 12








         6. The amount of cash received by each Target shareholder in complete redemption of the Target Series A 7% Redeemable Preferred Stock will be approximately equal to the value of the Target Series A 7% Redeemable Preferred Stock surrendered in exchange therefor.

         7. For valid business reasons, Parent will retain a portion of the Parent Common Stock (the Holdback Shares) constituting less than 20 percent of the total number of shares which may be issued in the Merger. The right to receive solely the Holdback Shares is non-transferable (or not evidenced by negotiable certificates and not readily marketable). The Holdback Shares to be issued will be issued within five years of the date of the Merger.(7) The first release of Holdback Shares will be based solely upon the actual 2002 financial performance of Target. The second release of Holdback Shares will be based upon the extent to which Target breaches any of its representations and warranties during the specified Indemnity Period. The occurrence or nonoccurrence of the release of the Holdback Shares or the amount of the Holdback Shares released is not within the control of the Target shareholders.

         8. Target will transfer to and Merger Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to shareholders who receive cash or other property, amounts paid by Target to shareholders and individuals entitled to payment under Target's Stock Option Plans (employee and non-employee plans) who receive cash or other property, Target assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Target immediately preceding the Merger, will be included as assets of Target held immediately prior to the Merger.

         9. Prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of Code Section 368(c).

         10. Following the Merger, Merger Subsidiary will not issue additional shares of its stock that would result in Parent losing control of Merger Subsidiary within the meaning of Code Section 368(c).

         11. Neither Parent nor any person related to Parent or acting as an agent of Parent will own any shares of Target stock immediately before the Merger.

         12. There is no plan or intention for Parent (the issuing corporation as defined in Treas. Reg. Section 1.368-1(b)), or any person related (as defined in Treas. Reg. Section 1.368-1(e)(3)) to Parent, to acquire or redeem any of the Parent Common Stock issued in the Merger, either directly or through any transaction, agreement, or arrangement with any

_______________________

(7) Pursuant to the Agreement, the Merger will occur at the Effective Time.

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 6 of 12








               other person, excluding purchases on the open market made in an ongoing stock repurchase program.

          13. There is no plan or intention by the shareholders of Target who own 1 percent or more of the Target stock, and to the best of the knowledge of the management of Target, there is no plan or intention on the part of the remaining shareholders of Target to sell, exchange, or otherwise dispose of, to Parent or any person related (as defined in Treas. Reg. Section 1.368-1(e)(3)) to Parent, any of the Parent Common Stock issued in the Merger, either directly or through any transaction, agreement, or arrangement with any other person.

          14. Target will not have acquired any of its stock during the five-year period ending on the date of the Merger.

          15. During the five-year period beginning on the date of the Merger, there is no plan or intention for Parent or Merger Subsidiary, or any person related (as defined in Treas. Reg. Section 1.368-1(e)(3)) to Parent or Merger Subsidiary, to acquire, with consideration other than Parent stock, Parent Common Stock furnished in exchange for a proprietary interest in Target in the Merger, either directly or through any transaction, agreement, or arrangement with any other person, except for cash in lieu of fractional shares distributed to Target shareholders in the Merger. In addition, during the five-year period ending on the date of the Merger, no distributions will have been made with respect to Target stock (other than ordinary, normal, regular, dividend distributions made pursuant to Target's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person.

          16. Parent has no pla n or intention to liquidate Merger Subsidiary; to merge Merger Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Merger Subsidiary; or to cause Merger Subsidiary to sell or otherwise dispose of any of the assets of Target acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C) or Treas. Reg. Section 1.368-2(k).

          17. Following the Merger, Merger Subsidiary will continue the historic business of Target or use a significant portion of Target's business assets in a business.

          18. Parent will pay or assume only those expenses of Target that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187. Otherwise, Parent, Merger Subsidiary, Target, the shareholders of Target, and participants in Target's Stock Option Plans will pay their respective expenses, if any, incurred in connection with the Merger.

          19. There is no intercorporate indebtedness existing between Parent and Target or between Merger Subsidiary and Target that was issued, acquired, or will be settled at a discount.

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 7 of 12








          20. None of Parent, Merger Subsidiary, or Target is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

          21. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          22. The fair market value of the assets of Target transferred to Merger Subsidiary will equal or exceed the sum of the liabilities assumed by Merger Subsidiary, plus the amount of liabilities, if any, to which the transferred assets are subject.

          23. The liabilities of Target assumed by Merger Subsidiary and any liabilities to which the transferred assets are subject were incurred by Target in the ordinary course of its business.

          24.  No stock of Merger Subsidiary will be issued in the Merger.

          25. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Target shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Target shareholders in exchange for their shares of Target stock. The fractional share interests of each Target shareholder will be aggregated, and no Target shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          26. As of the date of the Agreement, the total value of the Parent Common Stock to be issued by Parent to Target shareholders pursuant to the Merger, in the aggregate, represented at least 75 percent of the total fair market value of the aggregate consideration to be issued to all persons who are Target shareholders immediately before the Merger.

          27. At the Effective Time of the Merger, each Option, whether or not vested, that has an exercise price that is equal to or greater than US$8.88 per share will be cancelled, without any payment or other consideration therefor.

          28. Each Option, whether or not vested, that has an exercise price that is le ss than US$8.88 per share will be cancelled and, each holder of such an option will have a right to receive (if the holder elects), as soon as reasonably practicable after the Effective Time of the Merger, a combination of Parent Common Stock and other consideration. The fair market value of Parent Common Stock and other consideration paid to the holders of such an Option will be approximately equal to the fair market value of the Option.

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 8 of 12








          29. None of the compensation received by any shareholder-employee of Target will be separate consideration for, or allocable to, any of the shareholder-employee's shares of Target stock; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          30. Any Parent Common Stock received by any shareholder-employee as separate consideration for, or allocable to, any employment agreement will be treated as separate from the Merger and the fair market value of the stock will be taken into income, as appropriate, under rules applicable to the receipt of property in connection with the performance of services.

          31. Target will take necessary actions to ensure all equity based plans maintained with respect to Target stock will terminate as of the Effective Time of the Merger.

          32.  We have made available to you all related records and data.

          33. We have advised you of all actions taken at meetings of shareholders, board of directors, and committees of the board of directors (or other similar bodies as applicable) that may affect the transaction.

          34. We have responded fully to all inquiries made to us by you during your engagement.

          35. We have communicated to you all known tax matters with respect to this transaction.

          36. Your opinio n letter is intended solely for use by us, and the other specified users, and is not intended for use by those who have not received your written permission to rely upon this opinion.

          37. We understand that you will be relying on the applicable provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof - all in effect on the date of the opinion. We also understand that these authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of your opinion. Also, you will not update your opinion for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we separately engage you to do so in writing after such subsequent changes or modifications.

                                   ASSUMPTIONS
                                   -----------

In issuing our opinion, we assume the Merger will occur in accordance with the Agreement. In addition, our opinion on the Canadian tax consequences assumes the following:

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                    Page 9 of 12








          1. The Target shareholders are, for the purposes of the Income Tax Act (Canada) RSC 1985, c. 1 (5th Supp.), as amended (the "Act"), and at all relevant times, resident in Canada;

          2. The Target shareholders hold their Target Common Stock, Series A 7% Redeemable Preferred Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock, and will hold their shares of Parent Common Stock, as capital property;

          3. The Target shareholders deal at arm's-length with Parent and Target;

          4.   The Target shareholders are not affiliated with Parent or Target;

          5. The Target shareholders are not a "specified financial institution" or "financial institution" as those terms are defined in the Act;

          6. Target is not a "foreign affiliate," as that term is defined in the Act, of any of the Target shareholders;

          7. The Target Option holders acquired their Target Options in the course of, or by virtue of, employment with Target, or a person that does not deal at arm's-length with Target; and

          8. The Target Option holders did not give any consideration for the acquisition of their Target Options.

                              SCOPE OF THE OPINION
                              --------------------

Our opinions in this letter are limited to those specifically set forth herein under the heading OPINIONS. The opinions are rendered only with respect to the specific facts and representations set forth herein. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or any legal aspect of the transaction described herein. Specifically, KPMG does not express any opinion, and none was requested, as to whether the Merger results in a Code
Section 382 or 383 limitation with respect to any tax attribute of Target or Parent (including any net operating loss) and the tax effect of any separate return limitation year restriction imposed under Treas. Reg. Section 1.1502-21 or -22. In addition, KPMG does not express any opinion, and none was requested, as to the United States federal tax consequences to the holders of Options resulting from the transactions described herein. Because of the uncertainty regarding the date on which the first release of Holdback Shares will occur, KPMG expresses no opinion as to the tax consequences of any issuance of Holdback Shares pursuant to the Agreement. Each recipient of the Holdback Shares should consult their individual tax advisor as to the portion of the Holdback Shares that will be treated as interest, how to allocate basis among the Holdback Shares upon receipt, and the effect of the Holdback Shares on the basis of the Parent Common Stock received in the Merger during the

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                   Page 10 of 12








period after the Merger and before the receipt of the Holdback Shares. No inference should be drawn regarding any matter not specifically opined on below.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Code, the Treasury Regulations thereunder, and judicial and administrative interpretations thereof, the Act, the Income Tax Regulations (the "Regulations"), applicable judicial decisions reported prior to the date hereof and our understanding of the current administrative practice published by the Canada Customs and Revenue Agency with respect thereto all as of the date of this letter. The discussion of Canadian tax cons iderations is based upon advice provided by KPMG LLP (Canada) and on the relevant tax authorities in Canada. Our opinion takes into account the specific proposals to amend the Act and the Regulations publicly announced prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in the form proposed. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We also considered U.S. income tax treaties, their technical explanations, and judicial and administrative interpretations thereof, as appropriate. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

                                    OPINIONS
                                    --------

Based solely upon the information contained in the Agreement and the FACTS, ASSUMPTIONS and REPRESENTATIONS as stated herein, and subject to the conditions and limitations described in the SCOPE OF THE OPINION above, it is the opinion of KPMG that the following United States and Canadian federal income tax consequences will result from the Merger:

       1. Provided the Merger of Target with and into Merger Subsidiary qualifies as a statutory merger under Delaware law and provided at least 50 percent of the total Merger Consideration (taking into account amounts paid to dissenting shareholders, holders of Options, and the Target Series A 7% Redeemable Preferred Stock) constitutes Parent Common Stock, the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D). Target, Parent, and Merger Subsidiary will each be "a party to a reorganization" within the meaning of Code Section 368(b).

       2. No gain or loss will be recognized by Target on the transfer of substantially all of its assets to Merger Subsidiary in exchange solely for Parent Common Stock, cash, and the assumption by Merger Subsidiary of Target's liabilities (Code Sections 361(a) and (b) and 357(a)). (The transfer described in representation 8 will constitute "substantially all" for purposes of this opinion 2 and opinion 3.)

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                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                   Page 11 of 12








       3. No gain or loss will be recognized by either Parent or Merger Subsidiary upon the acquisition by Merger Subsidiary of substantially all of the assets of Target in exchange for Parent Common Stock, cash, and the assumption by Merger Subsidiary of Target's liabilities (Code Section 1032 and Treas. Reg. Section 1.1032-2(b)).

       4. The basis of each Target asset acquired by Merger Subsidiary pursuant to the Merger will be the same as the basis of the asset in the hands of Target immediately prior to the Merger (Code
              Section 362(b)).

       5. The basis of the stock of Merger Subsidiary in the hands of Parent immediately after the Merger will be an amount equal to Parent's historical basis in the Merger Subsidiary (determined by excluding any cash transferred to Merger Subsidiary that is transferred out in connection with the Merger) plus the gross adjusted tax basis of Target's assets in the hands of Target immediately before the Merger decreased by the sum of the amount of the liabilities of Target assumed by Merger Subsidiary and the amount of the liabilities to which the assets of Target are subject (Treas. Reg. Sections 1.1502-30(b) and 1.358-6(c)(1)).

       6. The holding period of each asset of Target received by Merger Subsidiary, pursuant to the Merger, will, in each instance, include the period during which such asset was held by Target (Code Section 1223(2)).

       7. The gain, if any, realized by a Target shareholder upon receipt of Parent Common Stock and cash (including the cash received by a Target shareholder in redemption of its Series A 7% Redeemable Preferred Stock) in exchange for Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock, will be recognized but in an amount not in excess of the cash received. (Code Section 356(a)(1)). If the exchange has the effect of a distribution of a dividend (determined with the application of Code Section 318(a)), then the amount of the gain recognized that is not in excess of the shareholder's ratable share of the undistributed earnings and profits will be treated as a dividend. (Code Section 356(a)(2)). The determination of whether the exchange has the effect of a distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). No loss will be recognized by a Target shareholder pursuant to Code Section 356(c).

       8. The basis in the Parent Common Stock received by a Target shareholder in exchange for Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock will be the same as the basis of the Target stock that was exchanged therefor, decreased by the amount of cash received, and increased by any gain recognized on the exchange or any amount treated as a dividend (Code Section 358(a)(1)).

       9. The holding period of the Parent Common Stock received by a Target shareholder will include the period during which Target Common Stock, Series B Junior Participating Preferred Stock and/or Series C Non-Voting Preferred Stock surrendered in exchange


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

                                                          THE BOARD OF DIRECTORS
                                                               HUFFY CORPORATION
                                                                   July 25, 2002
                                                                   Page 12 of 12








              therefor was held by the Target shareholder, provided that the Target stock surrendered was a capital asset in the hands of the Target shareholder on the date of the Merger (Code Section 1223(1)).

       10. Pursuant to Code Section 381(a) and Treas. Reg. Section 1.381(a)-1, Merger Subsidiary will succeed to and take into account as of the date of the proposed transfer, as defined in Treas. Reg. Section 1.381(b)-1(b), the items of Target described in Code Section 381(c), subject to the conditions and limitations of other applicable provisions (i.e., Code Sections 381, 382, 383, 384, etc.).

       11. On the merger of Target and Merger Subsidiary, Canadian resident holders of Target Common Stock, Series B Junior Participating Preferred Stock and Series C Non-Voting Preferred Stock should realize gain or loss for Canadian federal income tax purposes.

       12. On the merger of Target and Merger Subsidiary, Canadian resident holders of Target Series A 7% Redeemable Preferred Stock should realize gain or loss on the redemption of that stock immediately after the Merger for Canadian federal income tax purposes.

       13. On the merger of Target and Merger Subsidiary, Canadian resident holders of Target Options should be taxable on the disposition of their Target Options for Parent Common Stock and cash for Canadian federal income tax purposes.



We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,


KPMG LLP


/s/ KPMG LLP















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